Exhibit 99.(h)(5)

ReFlow Fund, LLC

Participating Fund Agreement

AGREEMENT, dated as of March 14, 2023, between the HC Capital Trust, on behalf of itself or its po11folios listed on Appendix A attached hereto (as it may be amended from time to time), individually and not jointly, (the "Fund"), and ReFlow Fund, LLC, a Delaware limited liability company ("ReFlow").

In consideration of the mutual agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.	Definitions

The following terms shall have the following meanings in this Participating Fund Agreement:

"1940 Act" means the Investment Company Act of 1940, as amended.

"1933 Act" means the Securities Act of 1933, as amended.

"Agreement" means this Participating Fund Agreement.

"Auction" means the daily auction conducted by ReFlow.

"Auction Bid" shall have the meaning set forth in Section 11.3.

"Auction Bid Dollar Amount" shall have the meaning set forth in Section 11.4.

"Auction Program" means the redemption offsetting auction program referred to in this Agreement.

"Auction Program Fee" means the fee paid by a Winning Fund to ReFlow as a result of the Auction.

"Automatic Redemptions" shall have the meaning set forth in Section 11.5.

"Business Day" means each day that the New York Stock Exchange is open for business.

"Cash Bid" means a bid for the purchase of a specific dollar amount of Shares.

"Fee Bid" means the fee which the Fund agrees to pay to ReFlow if the Fund is a Winning Fund in any given Auction, calculated as a percentage of the net asset value of the Shares purchased by ReFlow.

"Final Auction Amount" means the Initial Auction Amount plus the cash received by ReFlow from Automatic Redemptions and Voluntary Redemptions.

"Fund" means the Fund, or any series or class thereof identified in Appendix A of this Agreement.

"Initial Auction Amount" means the amount of cash made available by ReFlow for a particular Auction to purchase Shares from Participating Funds.

"Market Close" means the close of business on the New York Stock Exchange (generally 4:00 p.m. Eastern Time).

"Minimum Fee Bid" means the minimum Fee Bid which ReFlow may, from time to time, establish with respect to an Auction.

"Morning Deadline" means the time, on the next following Business Day, before which Participating Funds are required to submit daily Order Flow Reports to ReFlow (currently 9:30 a.m. Eastern Time but subject to change).

"NAV" means the net asset value per Share of a Fund.

"Order Flow" means the current daily subscriptions for Shares from buyers other than Reflow less redemptions from shareholders other than ReFlow.

"Order Flow Report" means a report containing the following information: i) the Fund's Order Flow for the prior Business Day; ii) the number of the Fund's outstanding voting securities; iii) a Fund's NAV; and iv) such additional information as ReFlow may reasonably specify.

"Participating Fund" means each registered open-end management investment company or series thereof that has entered into a Participating Fund Agreement with ReFlow.

"ReFlow" means ReFlow Fund, LLC.

"Shares" means shares or other units of beneficial ownership issued by the Fund or any series or class thereof.

"Standing Bid" means a bid to purchase a defined percentage, not to exceed 100%, of the Fund's net redemptions.

"Voluntary Redemption" means a request by a Participating Fund that ReFlow redeem all or a portion of its holdings in the Fund. ReFlow at its sole discretion may honor this request and process it in the current market day or if after market hours in the next market day.

"Winning Fee Rate" means the lowest Fee Bid submitted by a Winning Fund in connection with a given Auction at which all of the Final Auction Amount may be invested.

"Winning Fund" means a Participating Fund that in a given Auction has submitted a winning fee bid.

II.	Auction Program

1.	Fund Reporting. The Fund shall submit an Order Flow Report to ReFlow, no later than the Morning Deadline each Business Day. ReFlow may, in its sole discretion, extend this deadline past the Morning Deadline (but by no more than one hour beyond the Morning Deadline), provided that ReFlow provides notice of the changed deadline on its website prior to Market Close on the next Business Day. The Fund shall submit its Order Flow Report on ReFlow's website, or if such website is not available, through such other methods as ReFlow may specify.

2.	Auction Amount. On each Business Day that ReFlow conducts an Auction, ReFlow shall establish an Initial Auction Amount, equal to the amount of cash it will make available that day to purchase Shares of Participating Funds. The Initial Auction Amount, plus any cash received from Automatic Redemptions (as defined below in Section 11.5) and Voluntary Redemptions equal the Final Auction Amount.

3.	Auction Bids. Prior to Market Close on each Business Day that ReFlow conducts an Auction, ReFlow may establish a Minimum Fee Bid, below which no Fee Bid will be accepted. Any Minimum Fee Bid will be posted on ReFlow's website. If the Fund desires to participate in a particular Auction, the Fund shall submit a bid to ReFlow, consisting of (a) the amount of liquidity the Fund desires, either in the form of a Cash Bid or Standing Bid; and (b) the Fund's Fee Bid (the "Auction Bid"). The Fund's submission may be placed, and may be modified or cancelled, by the Fund at any time up until the Market Close. A Cash Bid shall be effective for only one Auction. A Standing Bid shall remain in continuous effect from day to day unless modified or cancelled by the Fund.

4.	Auction Bid Dollar Amount. If a Winning Fund places a Standing Bid, the Auction Program shall calculate the dollar amount of the Auction Bid (the "Auction Bid Dollar Amount") based on its net redemptions and its Standing Bid. If a Winning Fund places a Cash Bid but thereafter reports net redemptions·of less than that amount, the Auction Bid Dollar Amount shall be the amount of its net redemptions. If a Winning Fund places a Cash Bid but thereafter reports net redemptions equal to or greater than that amount, the Auction Bid Dollar Amount shall be the amount of the Cash Bid.

5.	Automatic Redemptions. If the Fund reports net inflows in its Order Flow Report and ReFlow holds Shares of the Fund, ReFlow shall automatically redeem an amount of Shares equal to the lesser of (a) the net number of Shares sold as reported in the Order Flow Report; or (b) the number of Shares owned by ReFlow. ReFlow may, in its sole discretion, adopt additional automatic redemption policies, pursuant to which ReFlow shall redeem Shares, regardless of whether a Participating Fund remains in a state of net redemptions. Any such policy shall be disclosed on ReFlow's website. Any policy shall apply uniformly to all Participating Funds, and any change to a policy shall apply only in respect of Shares of the Fund purchased after such policy is disclosed. The Fund shall effect all automatic redemption orders at the NAV of the Fund calculated at Market Close that day. ReFlow reserves the right to cancel automatic redemptions at any time prior to Market Close on any

Business Day, provided that it provides notice of the cancellation on its website or through alternative means specified by ReFlow.

6.	Auction Calculations. After all Participating Funds have submitted their Order Flow Reports, ReFlow shall conduct the Auction. The Winning Fee Rate shall be the lowest fee rate bid at which the entire Final Auction Amount can be invested. If the Fund's Fee Bid is equal to or greater than the Winning Fee Rate, the Fund shall be a Winning Fund. If the Fund is a Winning Fund, ReFlow shall purchase an amount of Shares equal to the Auction Bid Dollar Amount if there is sufficient cash available from the Final Auction Amount after purchasing Shares of other Winning Funds who submitted higher Fee Bids than the Fund. If there is insufficient cash in the Final Auction Amount to purchase an amount of Shares equal to the Auction Bid Dollar Amount, ReFlow shall purchase an amount of Shares up to the amount of cash remaining in the Final Auction Amount, provided, however, that if the Fund submits the same Fee Bid as another Winning Fund(s), ReFlow shall purchase Shares from the Fund and such other Winning Fund(s) on a pro rata basis.

7.	Automatic Purchases. If the Fund is a Winning Fund, the Auction Program shall automatically issue a purchase order to the Fund, which the Fund shall effect at its NAV determined at the Market Close that day. ReFlow shall have no discretion in purchasing Shares as determined by the automated Auction process.

8.	Auction Results. The results of each Auction shall be disclosed to each Participating Fund on ReFlow's website.

9.	Error Corrections. If the Fund has reported an error in its Order Flow Report, it must be reported to ReFlow immediately after the Fund discovers the error. If the error is discovered prior to the Auction, the Fund shall amend its Order Flow Report to reflect the corrected information. If the error is discovered after the Auction has been held, the Fund shall submit the corrected information as soon as possible thereafter. If the Fund was a Winning Fund in the Auction, and experienced more net redemptions than previously reported, ReFlow shall issue another purchase order to the Fund for Shares in the amount of the increase in the Auction Bid Dollar Amount, which the Fund agrees to accept, at the Winning Fee Rate determined in the Auction, up to the amount of the cash available as determined by ReFlow, subject to an overall limit of share purchases by ReFlow that do not exceed the Final Auction Amount. If the Fund was a Winning Fund in the Auction, and experienced less net redemptions than previously reported, ReFlow shall issue a redemption order to the Fund for the amount of the decrease in the Auction Bid Dollar Amount. If ReFlow owned Shares of the Fund, and the Fund experienced more net subscriptions than previously reported, ReFlow shall issue an additional redemption order to the Fund equal to the lesser of (a) the amount of the error, or (b) the amount of Shares held by ReFlow.

10.	Late Reports. The Fund shall submit its Order Flow Report to ReFlow no later than the Morning Deadline each Business Day but subject to change (or later as provided in Section II.I). If the Fund does not submit its Order Flow Report by such time, the Auction shall commence and the Fund's Auction Bid shall not be included in calculating the Auction results. If the Fund's Order Flow Report is submitted after the Auction, ReF!ow shall take the following actions:

a.	If the Fund reports net redemptions, and the Fund's Fee Bid was equal to or greater than the Winning Fee Bid, ReFlow shall issue a purchase order to the Fund for Shares in the amount of the Auction Bid Dollar Amount, which the Fund agrees to accept, at the Winning Fee Rate determined in the Auction, up to the amount of the cash available as determined by ReFlow, subject to an overall limit of share purchases by ReFlow that do not exceed the Final Auction Amount.

b.	If ReFlow owned Shares of the Fund, and the Fund reports net subscriptions, ReFlow shall issue a redemption order to the Fund equal to the lesser of (i) the amount of the net subscriptions, or (ii) the amount of Shares held by ReFlow.

11.	Transactions Effected Pursuant to Error Corrections and Late Reports. ReFlow shall purchase Shares of Participating Funds based on error corrections and late reports on a first come, first served basis, until the cash available as determined by ReFlow runs out, up until Market Close that day. Purchase and redemption orders from ReFlow resulting from error corrections and late reports shall occur automatically, and the Fund shall effect such transactions at the NAV of the Fund determined at the Market Close that day.

12.	Fee Payment. If the Fund is a Winning Fund in an Auction, the Fund shall pay to ReFlow the Auction Program Fee, which shall equal the Winning Fee Rate multiplied by the aggregate dollar amount of Shares purchased in the Auction.

13.	Auction Cancellation. ReFlow reserves the right to not hold an Auction on any Business Day, or to cancel an Auction at any time prior to Market Close. After Market Close, ReFlow shall not cancel an Auction unless extraordinary conditions of force majeure make it impossible for ReFlow to conduct the Auction. ReFlow shall provide notice of any cancellation to all Participating Funds on the ReFlow website, or if such website is not available, through such other methods as ReFlow may specify.

14.	Voluntary Redemptions. At any time that ReFlow holds Shares, the Fund may request that ReFlow voluntarily submit a redemption request to the Fund for some or all of such Shares. Any such request must be received by ReFlow prior to Market Close. ReFlow shall determine in its sole discretion whether it wishes to honor the request and submit a redemption request to the Fund.

15.	ReFlow Redemptions. As a Fund shareholder, ReFlow has the right to redeem its Shares at any time. ReFlow may initiate a redemption in the following circumstances (each a "Compulsory Redemption"):

a.	when the Fund reports net purchases in its Order Flow Report as described in paragraph II.5 above;

b.	after ReFlow has held Shares for a prescribed holding period (currently 14 days); and

c.	when the Fund requests that ReFlow submit a redemption request as described in paragraph ll.14 above.

If ReFlow makes a redemption other than a Compulsory Redemption (such a redemption a "ReFlow Redemption") prior to 12 calendar days from the later of (i) the commencement of the Fund's participation in the Reflow Auction Program or (ii) the date of the previous ReFlow Redemption, Reflow will refund to the Fund the Auction Program Fee with respect to the Shares so redeemed.

16.	Limits on Purchases of Fund Shares. ReFlow shall not purchase more than the lesser of (a) 3% of the outstanding voting Shares of the Fund or (b) the number of Shares that can be purchased subject to the capital or other limits announced from time to time by ReFlow.

17.	Non-acceptance of Bids. Notwithstanding any other provision of this Agreement, Reflow shall not be required to accept any Auction Bid (and may rescind any such Auction Bid after acceptance) that is made by the Fund in violation of any provision of this Agreement, provided that ReFlow has given the Fund notice of such violation.

III.	Representation and Warranties

1.	Each party represents and warrants that:

a.	It is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own and operate its property, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and in compliance with all applicable law.

b.	The execution, delivery and performance by it of this Agreement and other instruments and agreements contemplated hereby or thereby have been duly authorized by all requisite corporate action and have been duly executed and delivered and constitute legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy laws and any similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

c.	Neither the execution and delivery of this Agreement, or any instrument or agreement referred to herein, or contemplated hereby, nor the consummation of any of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by it (i) will conflict with, or result in a breach or violation of, or constitute a default under, its certificate or articles of incorporation, declaration of trust, by-laws or similar organizational or charter documents, (ii) will conflict with, or result in a breach or violation of, or constitute a default under any contractual obligation or any agreement or document to which it is a party, or (iii) will violate any applicable law.

2.	The Fund represents and warrants that:

a.	it is an open-end management investment company registered under the 1940 Act;

b.	the Fund does not impose any sales charges, transaction fees or redemption fees, or such charges or fees will be waived for ReFlow;

c.	the board of trustees of the Fund has determined that the Fund's participation in the Auction Program is in the best interest of the Fund and its shareholders; the board of directors/trustees has authorized the Fund to participate in the Auction Program, so long as the Fund uses any money obtained through the Auction Program solely to satisfy redemption requests, and to enter into this Agreement; and the Fund has provided ReFlow a copy of the board's resolution(s) to this effect; and

d.	the Fund agrees to comply with all operating procedures and requirements relating to the operational functioning of the Auction Program, which ReFlow, in its reasonable discretion, shall from time to time establish and which shall be a part of this Agreement.

3.	ReFlow represents and warrants that:

a.	It is a private investment company excluded from the definition of "investment company" under Section 3(c)(7) of the 1940 Act, with one or more series or classes of shares or interests not required to be registered under the 1933 Act;

b.	It shall promptly provide the Fund with copies of all operating procedures and requirements (including notices of any changes thereto) relating to the operational functioning of the Auction Program;

c.	It shall not purchase Shares outside of the Auction Program; and

d.	The design and operation of the Auction Program, including without limitation the timing of purchases and redemptions of the Fund's Shares and the prices at which such purchases and redemptions shall be effected, are in full compliance with applicable law, including without limitation the 1940 Act, or ReFlow has obtained valid exemptive relief from governmental or regulatory authorities, including, without limitation, the Securities and Exchange Commission, sufficient in all respects to permit the operation of the Auction Program as contemplated hereby in accordance with all applicable laws.

e.	ReFlow acknowledges that (i) the Funds have made available to it their prospectus, (ii) before investing, ReFlow should read the prospectus and carefully consider the investment objectives, risks, charges and expenses of the Fund and their portfolios and (iii) other than as set forth in this Agreement, it will be treated the same as all other Fund shareholders.

IV.	Miscellaneous

1.	Modifications in Writing. No amendment, modification, supplement, termination or waiver of this Agreement (other than changes in Auction Program operating procedures) shall be effective unless the same shall be in writing and signed by the parties to this Agreement. Notice of changes to Auction Program operating procedures may be given by any means provided in paragraph IV.2 and shall be effective upon giving such notice. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

2.	Notices. Etc.

a.	Except as otherwise expressly provided for in this Agreement, all notices, demands, instructions and other communications required or permitted to be given to any party hereto shall be in writing and shall be personally delivered or sent by first-class, registered, certified or express mail, postage prepaid or by email or other electronic delivery system, or by prepaid courier service. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section IV.2, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopies, numbers or e-mail addresses) indicated below:

If to Fund:

HC Capital Trust

c/o Hirtle, Callaghan & Co., LLC

300 Barr Harbor Drive, Fifth Floor

West Conshohocken, PA 19428

Attn: Colette Bergman, Treasurer

Email: cbergman@hirtlecallaghan.com

With a copy to:

Stradley Ronon Stevens and Young, LLP

2005 Market St #2600

Philadelphia, PA 19103

Attn: Don Felice

Email: dfelice@stradley.com

If to ReFlow:

ReFlow Services, LLC

650 California Street, Suite 2700

San Francisco, CA 94108

Email: esmith@reflow.com

b.	Unless otherwise provided pursuant to any Auction Program operating procedure, all notices, demands, consents, requests and other communications to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when given; (ii) when sent by mail, when received by the person to whom it is sent, unless it is mailed by registered, certified or express mail, in which case it shall be deemed given or effective on the earlier of the date ofreceipt or refusal; and (iii) when sent by email or other form of electronic transmission shall be deemed to be given or effective when receipt of such transmission is acknowledged, electronically or otherwise.

3.	Execution in Counterparts. This Agreement may be executed in any number of counterparts.

4.	Indemnification. The Fund shall indemnify and hold harmless ReFlow and each officer, employee and agent of ReFlow from and against any and all claims, demands, actions, losses, damages, liabilities, or reasonable costs (excluding attorneys' fees), charges, and expenses of any nature ("Losses") arising out of (i) any material breach by the Fund of any representation, warranty, covenant, or agreement contained in this Agreement and (ii) any action taken or omitted to be taken by ReFlow pursuant to this Agreement, except to the extent such Losses result from ReFlow's breach of this Agreement, bad faith, willful misconduct, or negligence, except as may otherwise be required by applicable U.S. law. To the extent that any Losses relate to a particular Fund portfolio, only such portfolio shall have any liability or obligation to provide any indemnification (i.e., liability shall be on a several basis).

ReFlow shall indemnify and hold harmless the Fund and each officer, employee and agent of the Fund from and against any and all Losses arising out of (i) any material breach by ReFlow of any representation, warranty, covenant or agreement contained in this Agreement and (ii) any action taken or omitted to be taken by the Fund pursuant to this Agreement except to the extent such Losses result from the Fund's breach of this Agreement, bad faith, willful misconduct, or negligence, except as may otherwise be required by applicable U.S. law.

5.	Binding Effect; Assignment. This Agreement and the various representations and covenants set forth herein shall be binding upon the parties hereto and their respective successors and assigns, and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained in this Agreement shall confer upon any person other than the parties and their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.	Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of said state without regard to its conflicts of laws provisions.

7.	Arbitration. The parties agree that any dispute or controversy arising out of or relating to this Agreement, or the interpretation or enforcement hereof, except as set forth herein, shall be settled by arbitration by a panel of three arbitrators in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the arbitrators shall be experienced in the matters under dispute, and the power of the arbitrators shall be limited to interpreting and enforcing this Agreement as written. Judgment upon any award made by the arbitrators will be final and binding and may be entered in any court of competent jurisdiction.

8.	Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.	Confidentiality. Unless otherwise required by applicable law, ReFlow agrees to maintain the confidentiality of all Order Flow or other information regarding the Fund and all other information disclosed to it by the Fund ("Confidential Information"), provided that Confidential Information may be disclosed (i) to permitted assignees to the extent such disclosure is consented to in writing by all parties to this Agreement, (ii) to third parties to the extent such disclosure is consented to in writing by all parties to this Agreement, (iii) to the officers, partners, directors and employees, legal counsel and internal and external auditors of ReFlow, or (iv) in response to a lawful requirement of any regulatory authority exercising supervisory jurisdiction over the disclosing party or its affiliates.

10.	Termination. This Agreement may be terminated, without penalty, by either party upon fifteen (15) days written notice to the other; provided, however that Paragraph IV. 9 shall survive any such termination and all provisions of this Agreement shall survive such termination with respect to any Shares purchased prior to such termination, until such Shares are redeemed. Notwithstanding anything contained herein, ReFlow shall be required to fully redeem from the Fund prior to termination of the Agreement if such redemption has not occurred.

11.	Force Majeure. Neither party nor its affiliates shall be liable to the other for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control.

12.	Expenses. The Fund shall pay ReFlow for any expenses (of a nature and in an amount previously agreed to in writing by the Fund) incurred by ReFlow on behalf of the Fund, including, but not limited to, expenses for wiring of funds.

13.	Headings. The headings in this Agreement are solely for ease of reference and shall not be used in determining the meaning hereof.

14.	Entire Agreement. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements, and this Agreement may only be amended by a written instrument executed by the parties.

15.	Limitation of Liability. ReFlow acknowledges that it has received notice of and accepts the limitations upon the Fund's liability set forth in its Agreement and Declaration of Trust. ReFlow agrees that any of the Fund's obligations shall be limited to the assets of the Fund and that ReFlow shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Fund affiliate or Fund officer, employee or agent.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ReFlow Fund, LLC
Each of the Funds listed on Appendix A	By ReFlow Services, LLC,
Its Manager

By: /s/ Colette Bergman	By: /s/ William White

Date: 3/23/2023	Date: 3/28/2023

Name: Colette Bergman	Name: William White
Title: VP & Treasurer	Title: President and CEO

APPENDIX A

Dated as of March 14,2023

List of Series and Classes of the Fund to which Agreement Applies

Fund	Share Class	Symbol	CUSIP
The Value Equity Portfolio	Strategic	HCVEX	40415H669
The Growth Equity Portfolio	Strategic	HCEGX	40415H883
The Small Capitalization-Mid Capitalization Equity Portfolio	Strategic	HCCEX	40415H685
The Institutional U.S. Equity Portfolio	Strategic	HCIGX	40415H867

Acknowledged and Accepted:

ReFlow Fund, LLC
For the Above Funds of The HC Capital Trust	By ReFlow Services, LLC,
Its Manager

By: /s/ Colette Bergman	By: /s/ William White

Date: 3/23/2023	Date: 3/28/2023

Name: Colette Bergman	Name: William White
Title: VP & Treasurer	Title: President and CEO